News Release

INTERDIGITAL FILES PATENT INFRINGEMENT ACTION
AGAINST LENOVO IN UK

Action Brought Subsequent to Long Period of Negotiation; First Initiated Infringement Action by InterDigital in More Than 6 Years

WILMINGTON, DEL. — August 28, 2019 — InterDigital, Inc. (NASDAQ: IDCC), a mobile and video technology research and development company, has filed a patent infringement action in the United Kingdom against Lenovo.

The claim was filed after almost a decade of negotiations and after InterDigital has made clear that it is willing to have an impartial panel of arbitrators determine fair, reasonable and non-discriminatory (FRAND) terms and conditions for a license to InterDigital’s standards-essential patents (SEPs). This action is the first time InterDigital has initiated patent litigation in more than 6 years.

The patents asserted in the action draw from InterDigital’s significant contributions over the years to 4G LTE and 3G wireless technology, reflected in the company’s portfolio of more than 32,000 patents and applications. InterDigital is generally listed among the top innovators and owners of patents relevant to both 4G and 3G technologies. In studies by third-party analysts the company is aware of since 2012 that have evaluated the share of patents and applications that are likely essential to 3G and/or 4G standards, InterDigital’s share of likely SEPs ranged from 7-10% for LTE and averaged close to 10% for 3G, placing the company in the top 4 patent holders in more than 70% of these studies.

“Having product companies take fair licenses to patented technologies flowing out of fundamental research is absolutely essential for the long-term success of worldwide standards like 4G and 5G. InterDigital has a long history of valuable technology innovation and patient, good faith negotiation and fair licensing practices, including our willingness to allow the economic terms of a FRAND license to be determined via binding neutral arbitration. We also have longstanding licensing relationships with many of the top companies in the mobile space, including successful license arrangements with Samsung, Apple, LG and Sony, among others. For our company, we turn to litigation only when we feel that negotiations are not being carried out in good faith,” said William J. Merritt, President and CEO. “In bringing this claim in the UK High Court of Justice, which has a history of examining standards-essential patent issues, we are hopeful for a speedy resolution and a fair license.”

The claim was filed by InterDigital and its patent holding subsidiaries in the High Court of Justice of England and Wales. In the proceedings, InterDigital is seeking, among other things, a declaration that terms offered by InterDigital to Lenovo for a worldwide license are consistent with InterDigital’s FRAND commitments or, alternatively, a determination of FRAND terms for a license to InterDigital’s portfolio of 3G and 4G SEPs. The company is also seeking a “FRAND injunction” of the type previously awarded by the High Court of Justice in Unwired Planet v. Huawei, which would prevent further infringement of the litigated patents in the UK where the court has settled the terms of a FRAND license and the defendant does not enter into a license on those terms.

The patents asserted are:

•	European Patent (UK) 2 363 008 – Enables the efficient control of carrier aggregation in 4G (LTE). In advanced mobile phones, carrier aggregation is key to achieving high data rates.

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European Patent (UK) 2 557 714 – Supports the use of multiple antennae transmissions in 4G (LTE). The patent enables the use of flexible levels of error protection for reporting by the handset, increasing the reliability of the signaling.

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European Patent (UK) 2 485 558 – Allows mobile phone users quick and efficient access to 4G (LTE) networks. One of the main technological challenges of developing LTE networks was efficient bandwidth usage for various traffic types such as VoIP, FTP and HTTP. This patent relates to inventions for quickly and efficiently requesting shared uplink resources — for example, reducing lag when requesting a webpage on a smartphone on LTE networks.

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European Patent (UK) 2 421 318 – Decreases latency during HSUPA transmission by eliminating certain scenarios in HSUPA where scheduling requests may be blocked. A blocked scheduling request may prevent a smartphone from sending data.

Subsequent to the action before the UK High Court of Justice, InterDigital filed a U.S. district court action in Delaware, where InterDigital’s headquarters are located and where the Lenovo defendants are incorporated.

About InterDigital®

InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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InterDigital Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814